Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No.333-236491, 333-215919), Form S-4 (No. 333-117914), and Form S-8 (Nos. 333-64179, 333-87593, 333-41944, 333-58046, 333-97729, 333-100426, 333-107832, 333-117913, 333-127971, 333-129072, 333-136118, 333-140942, 333-143880, 333-149131, 333-149132, 333-151851, 333-155314, 333-159778, 333-165438, 333-168295, 333-171154, 333-174242, 333-175416, 333-175417, 333-176477, 333-176663, 333-178369, 333-181535, 333-181539, 333-192514, 333-193299, 333-195987, 333-203546, 333-213340) of eBay Inc. of our report dated August 27, 2021, relating to the consolidated financial statements of Adevinta ASA as of and for the year ended December 31, 2020 appearing in this Current Report on Form 8-K/A of eBay, Inc.

/s/ Ernst & Young AS
Oslo, Norway
August 27, 2021